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                                                                  EXHIBIT 99.503

September 1, 1999

Mr. Daniel A Yee
Chief Information Officer
California Power Exchange Corporation
200 Los Robles Ave., Suite 400
Pasadena, CA 91101-2482


Dear Dan,

Perot Systems is excited to have this opportunity to provide a IT services proposal to the California Power Exchange (CalPX). We believe that such a venture will allow CalPX to focus on remaining the world leader in energy exchange.

We applaud your vision and willingness to consider our proposal which we believe will offer you and your customers the best solutions as measured in both services and costs. Our proposal consists of a 36 month IT Services Contract to provide program management, applications development and computer operations services. We propose a phased transition of these services beginning around October 18, 1999, but are open to exploring other alternatives.

Perot Systems' unique skill in information services and understanding of the California marketplace-specifically our knowledge of CalPX and California ISO-will enhance your ability to exceed your business objectives. We look at this proposal in terms of a long-term partnership with CalPX not only in providing IT services but also as a potential business partner in ventures that are highly beneficial to both companies.

The proposal that follows details our approach to achieving these objectives. We welcome the opportunity to discuss our proposal with you in greater detail, and look forward to working with you. Please contact me, at (626) 537 3214 should you have any question regarding our proposal.

Sincerely,


Dariush Shirmohammadi
Account Manager, California Power Exchange

cc:   Ken Scott
      Linda Curts
      Terry McManus
      Jim Cribari
      Chuck Bell